3701 Wayzata Blvd Suite 500 | Minneapolis, MN 55416 | 952-947-7777 Susan Lintonsmith February 18, 2026 Re: President and CEO Offer Letter Agreement Dear Susan, On behalf of Regis Corporation (“Regis” or “the Company”), I am pleased to offer you employment with Regis in the role of President and Chief Executive Officer (“President and CEO”) with the following terms: • Start date: March 16, 2026 • Base Salary: $640,000. • Annual Bonus: You will be eligible for a cash bonus under the Regis Corporation Short-Term Incentive Plan with an annual target payout equal to 125% of your annualized base salary. Your annual bonus for the Company’s fiscal year 2026 will be calculated based on the greater of your target bonus or the actual calculated annual bonus for such fiscal year, with such greater amount then prorated based on the number of days you are employed by Regis during such fiscal year. • Long-Term Incentive Awards: • Initial Equity Award: On or about your first day of employment with Regis, you will receive an equity grant with a value of $291,000, which grant will be issued in the form of restricted stock units (“RSUs”). These RSUs will vest at the rate of one-third (1/3) of the total grant amount on each annual anniversary of the grant date, provided you are still employed with Regis on each applicable vesting date, subject to the other terms of the award agreement as referenced below. • Annual Long-Term Incentives: Commencing as of the Company’s fiscal year 2027, you will be eligible to receive annual long-term incentive awards, subject to approval by the Regis Board of Directors’ Compensation Committee. For fiscal year 2027, you will receive an annual long-term incentive award with a value of $1,000,000. Subsequent to fiscal year 2027, your annual long- term incentive award may be limited by the number of shares available under the share reserve approved by shareholders for equity compensation plans. • Terms of Equity Awards: Your long-term incentive awards you will have the same terms as comparable awards granted to the Company’s other executives officers, subject to the following, which will apply to your initial equity award and your annual long-term incentive awards for the first three years of your employment: (i) for awards that provide for pro-rated vesting upon retirement, retirement will be defined as any separation of service (other than by the Company for cause or due to death or disability) at or after age sixty-four (64), provided that you have commenced discussions with the Board regarding your potential retirement at least six (6) months in advance of such retirement, and (ii) the awards will provide pro-rated vesting upon any termination of your employment without cause within the first three years of your employment, with the foregoing terms defined as provided in the Company’s then- current equity compensation plan. Furthermore, the Company’s equity awards currently provide for full acceleration of unvested equity awards in the event of a termination without Docusign Envelope ID: B3D34808-EAC2-4F18-9B7F-5F76E8D47DFF

cause or resignation for good reason within one year following a change in control, and full acceleration of unvested equity awards upon a change in control if the awards are not assumed or substituted. In addition, in each case, the number of shares subject to an award will be determined by the Compensation Committee based on the method in effect for determining comparable equity awards to other executive officers, which, for the initial equity award and the annual long-term incentive award for fiscal year 2027 is expected to be based on the average twenty (20) trading day closing price of the Company’s shares prior to the grant date. • Employee Benefits: You will be eligible to participate in executive level perquisites and employee benefit plans and programs generally available to other senior executives of the Company, subject to the terms and conditions of such plans and programs, which may change from time to time. A summary of Regis’ current benefit plans and programs is attached. • Severance: As President and CEO, you are covered by the Company’s Amended and Restated Senior Executive Severance Policy dated September 1, 2022 (which applies to separations before or after a change in control), which plan may be amended from time to time (the “Executive Severance Policy”), and is in the process of being amended to reduce the salary continuation benefit by any compensation received from any other employment during the salary continuation period. • Covenants: You must agree to confidentiality and restrictive covenants (form of agreement attached). • Board Service: You will remain a member of the Company’s Board of Directors upon your transition to service as President and CEO, subject to all terms and conditions governing your service as a director, provided that you will no longer serve as Chair of the Board or as a member of any Board committees. You understand that this offer, should you accept it, supersedes and replaces any other understanding or other agreement between you and Regis with respect to your employment with Regis. During your employment with Regis, your terms of employment will be governed by this offer letter. This offer is contingent upon you complying with Regis’ hiring requirements including, but not limited to, signing a confidentiality and restrictive covenants agreement and your representation that you are able to perform the duties of the position and are not hindered by a non-compete or other agreement with any other employer which would prevent you from working at Regis. Your employment with Regis will be at-will, which means Regis may alter the terms of your employment at any time and for any reason and that either you or Regis may terminate your employment at any time for any reason, subject to any rights you may have under the Executive Severance Policy. As an executive officer, this offer also is contingent on approval of your appointment by the Regis Board of Directors. Susan, I am delighted to provide you the opportunity to join Regis as its next President and CEO. Please sign below to indicate your approval. Respectfully, Michael J. Merriman Accepted by: Susan Lintonsmith Member, Board of Directors Docusign Envelope ID: B3D34808-EAC2-4F18-9B7F-5F76E8D47DFF